UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 1, 2007 (April 30, 2007)

SUSQUEHANNA BANCSHARES, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-10674	23-2201716
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 North Cedar Street , Lititz, Pennsylvania	17543
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 626-4721

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 30, 2007, Susquehanna Bancshares, Inc. (“Susquehanna”) and Community Banks, Inc. (“Community”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Community will be merged with and into Susquehanna (the “Merger”). As a result of the Merger, the separate corporate existence of Community will cease and Susquehanna will continue as the surviving corporation in the Merger. In addition, under the terms of the Merger Agreement, as soon as practicable, Susquehanna Bank PA, a bank and trust company organized under the Pennsylvania Banking Code of 1965 (the “PA Banking Code”) and a wholly-owned subsidiary of Susquehanna (“Susquehanna Bank PA”), and CommunityBanks, a bank and trust company organized under the PA Banking Code and a wholly-owned subsidiary of Community (“CommunityBanks”), will enter into an Agreement and Plan of Merger, pursuant to which CommunityBanks will merge with and into Susquehanna Bank PA, with Susquehanna Bank PA being the surviving bank.

The Merger Agreement provides that Community shareholders will have the opportunity to elect to receive in exchange for each share of Community common stock they own immediately prior to completion of the Merger either 1.48 shares of Susquehanna common stock or a cash payment of $34.00. Holders of more than one share of Community common stock may elect a combination of cash and common stock consideration. The Merger Agreement provides that a Community shareholder may receive a combination of cash and shares of Susquehanna common stock that is different than what he or she may have elected, however, depending on the elections made by other Community shareholders, in order to ensure that 10% of the outstanding shares of Community at the effective time of the Merger are exchanged for cash and 90% of such shares are exchanged for stock of Susquehanna.

Eddie L. Dunklebarger, Chairman, President and Chief Executive Officer of Community, and five independent Community directors will be appointed to the Susquehanna Board of Directors upon consummation of the merger. Five independent Community directors will also be appointed to the Board of Directors of Susquehanna Bank PA.

At the closing of the transaction, Mr. Dunklebarger will become Vice Chairman of Susquehanna’s Board of Directors and Co-Chair of the Transition Team. Jeffrey M. Seibert, Community’s Executive Vice President of Banking Services, will also join Susquehanna Bank PA as Chief Operating Officer. Effective May 1, 2007, Gregory A. Duncan will cease being the Chief Operating Officer of Susquehanna in order to focus his efforts on his duties as the President and Chief Executive Officer of Susquehanna Bank PA.

Community and Susquehanna have made customary representations, warranties and covenants in the Merger Agreement, including Community making covenants not to solicit alternative transactions or, subject to certain exceptions, to enter into discussions concerning, or provide confidential information in connection with, an alternative transaction.

The Merger Agreement contains certain termination rights for both Community and Susquehanna, and further provides that, upon termination of the Merger Agreement under certain circumstances, Community may be obligated to pay Susquehanna a termination fee of $30 million.

Consummation of the Merger is subject to a number of customary conditions, including (i) the approval and adoption by the requisite votes of the holders of the outstanding shares of common stock of Community and Susquehanna, (ii) the registration of the offering of the Susquehanna common stock to the Community shareholders under the Securities Act of 1933, as amended, and the listing of such stock for trading on the NASDAQ Stock Market, and (iii) certain regulatory approvals.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Susquehanna will file a registration statement on Form S-4 containing a joint proxy statement addressed to Susquehanna’s and Community’s shareholders and a prospectus for the Susquehanna stock to be offered in the Merger with the Securities and Exchange Commission (the “SEC”). A definitive proxy statement will be sent to both Susquehanna’s and Community’s shareholders seeking their approval of the Merger. Investors and shareholders are urged to read the registration statement carefully when it becomes available, because it will contain important information about the Merger. Investors and shareholders may obtain a free copy of the registration statement, when it becomes available, and other documents filed with, or furnished to, the SEC by Susquehanna or Community at the SEC’s website at http://www.sec.gov. Copies of the registration statement and other documents filed by Susquehanna or Community with the SEC may also be obtained for free from Susquehanna by directing a written request to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, PA 17543, Attention: Abram G. Koser, Vice President – Investor Relations or from Community by directing a written request to Community Banks, Inc., 777 East Park Drive, Harrisburg, PA 17111, Attention: Patricia E. Hoch.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

As noted in Item 1.01 above, in connection with the Merger, effective May 1, 2007, Gregory A. Duncan was named Co-Chair of the Transition Team and has become the President and Chief Executive Officer of the expanding Susquehanna Bank PA. He will no longer serve as Chief Operating Officer of Susquehanna Bancshares, Inc. due to his new responsibilities at Susquehanna Bank PA.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit
2.1	Agreement and Plan of Merger, dated April 30, 2007, between Susquehanna Bancshares, Inc. and Community Banks, Inc.

99.1	Press release dated May 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSQUEHANNA BANCSHARES, INC.
(Registrant)

By:	/s/ EDWARD BALDERSTON, JR.
Edward Balderston, Jr.
Executive Vice President & CAO

Dated: May 1, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit
2.1	Agreement and Plan of Merger, dated April 30, 2007, between Susquehanna Bancshares, Inc. and Community Banks, Inc.

99.1	Press release dated May 1, 2007.